ARTIFICIAL INTELLIGENCE TECHNOLOGY SOLUTIONS INC.

Code of Conduct
(amended and restated)

A Message from Steve

All,

AITX and its products are developing an entirely new line of business, reinventing the way that businesses handle security and various other facility-related functions. We move fast and work together as an innovative, talented and creative team of people.

Our commitment to ethical business and integrity, like our commitment to innovation, is nonnegotiable and can be summarily viewed here: Diversity and Inclusion Statement - Robotic Assistance Devices

This Code of Conduct helps us meet that commitment. I appreciate you following the principles in our Code of Conduct and living our values. Simply put, we will compete—and succeed—fairly and honestly, through our passion, mutual respect, innovation, and superior performance, and never through unethical or illegal business practices.

Use your judgment, follow our policies and procedures, and, if you're ever unsure about the right course of action, ask for help. This Code of Conduct will help you identify resources within AITX that you can consult for help before taking action. And if you come across behavior that is at odds with our values, speak up. Our journey has only recently begun, and together we reach new levels of success. Thank you.

/s/ Steve Reinharz

Steve Reinharz
Founder and Chief Executive Officer

CODE OF CONDUCT

Who Should Follow Our Code of Conduct

Our Code of Conduct (the "Code") applies to all employees, executive officers, other officers, and directors of Artificial Intelligence Technology Solutions, Inc. (together with its subsidiaries, "we," the "Company" or "AITX"). In addition, we expect anyone who works with us (including our contractors, consultants, merchants, vendors, suppliers, distributors, agents, representatives, and subcontractors) to share in our commitment to the highest degree of integrity and operating in compliance with all applicable laws. As a result, everyone from employees to vendors will be held accountable for complying with our Code.

Comply with the Law and the Code and Seek Guidance

We are committed to operating our business in accordance with the highest ethical standards and all applicable laws and regulations. You should comply with both the letter and the spirit of applicable laws, rules, and regulations of the places where we operate. If local laws or practices conflict with this Code, you should always follow the stricter standard.

We intend that the Code will promote ethical behavior across the Company, to

- facilitate ethical conduct and compliance with applicable laws, rules and regulations;
- ensure fair and accurate financial reporting;
- provide fair, full, accurate and clear disclosure in any reports and documents that we file Securities and Exchange Commission or with any other regulatory agency;
- promote honest behavior, with particular attention paid to any real or possible conflicts of interest;
- deter wrongdoing of any kind;
- promote a culture of accountability; and
- require that any violations of the Code be promptly reported to the designated internal contact persons.

The Company considers unethical, dishonest, or illegal conduct to be contrary to our values and our manner of conducting our business and will not be tolerated.

The Company expects its employees as well as consultants and contractors with which we do business to conduct their business legally and ethically even if it means walking away from a business opportunity. Improper or illegal behavior reflects poorly on the Company and jeopardizes the trust that we value with our customers. The Company will fully support any employee who declines a business opportunity or refuses to take an action that could violate our Code of Conduct and put our reputation at risk.

You are expected to read the policies set forth in this Code and ensure that you understand and comply with them. Any questions about this Code or the appropriate course of conduct in a particular situation should be directed to an executive officer of the Company. When necessary, the Company will consult legal counsel to interpret these policies for any specific situation. This Code should be read in conjunction with other policies applicable to an employee, contractor or consultant. Any determination with respect to the applicability of the provisions of this Code with respect to officers or directors of the Company may be made only by the Board of Directors.

Confidentiality and Protection of Assets (Physical and Intellectual)

Confidentiality. The Company is a business dedicated to innovation. Intellectual property—ideas for future products, improvements to current products, methods of developing and manufacturing products or training customers in their use—are all extremely confidential and proprietary. You may also learn non-public, confidential or proprietary information about the Company, its customers, suppliers, or business partners that would be harmful to the Company or any of the other companies or that could be of use to competitors if it was disclosed. You must maintain the confidentiality of information about the Company and other companies entrusted to you by the Company, use the information only for permissible business purposes and in accordance with any restrictions imposed by the company that disclosed the information. In addition, you must limit sharing of the confidential information, both inside and outside of the Company, to only people who need to know the information for business purposes and who are bound by similar obligations of confidentiality, unless disclosure is authorized or legally mandated. Any questions about whether information is confidential should be directed to an executive officer of the Company.

All employees, contractors and consultants must comply with all applicable data privacy laws and regulations and contractual requirements when processing the personal or identifying information of anyone with whom we conduct business, including but not limited to, suppliers, customers, consumers and other employees. Employees must also strictly safeguard the data and information privacy of any Company-related information. This includes customer lists, pricing information, software, and other confidential information used in the course of our business.

In addition, when dealing with potential contracts with governmental entities, you may not obtain or use the confidential information of other companies or use non-public government sources that involve selection criteria. If you think you have received confidential information or source selection criteria, do NOT review the information. Instead, immediately report it to your supervisor or manager.

The obligation to protect confidential information does not end when you terminate your relationship with AITX.

Protection of Assets. It is your responsibility to protect the Company's assets and to use those assets efficiently. If you suspect fraud or theft, report it immediately to your supervisor or manager. Assets include but are not limited to Company-issued computers, laptops, tablets, phones, supplies, and office furniture and space. The Company's assets should be used only for Company-related work purposes and not for personal or other non-Company business.

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Communications. Only authorized Company personnel may provide information about the Company's business. This policy ensures that information is disclosed in accordance with the SEC's Regulation FD requirements. Therefore, you should not answer any questions on overall business trends, business with customers in specific industries, pricing, identifying or discussing progress on new products or technologies, or disputes.

Fair Employment Practices

The Company works to maintain a work environment in which all individuals are treated with respect and dignity and can do the best work of their lives. Every individual has the right to work in a professional atmosphere that promotes equal employment opportunities and where discriminatory practices, including harassment, are prohibited. The Company requires each employee, contractor and consultant to treat all colleagues in a respectful manner and to develop working relationships that are uniformly free of bias, prejudice and harassment. The Company prohibits, and will not tolerate, discrimination or harassment against any employee on the basis of race, religion, color, sex, pregnancy, national origin, age, physical or mental disability, military or covered-veteran status, marital status, sexual orientation, family medical leave, gender identity or gender expression, or any other classification protected by applicable federal, state or local law.

Any employee, contractor or consultant who is found to have harassed or discriminated against another employee, contractor or consultant is subject to discipline up to and including termination. An employee will not suffer any reprisals or retaliation for making complaints or reporting any incidents of harassment/discrimination or perceived harassment/discrimination, or for participating in any investigation of incidents of harassment/discrimination or perceived harassment/discrimination.

Conflicts of Interest, Corporate Opportunities and Fair Dealings

Conflicts of Interest. A conflict of interest is any activity or interest that is inconsistent with or opposed to the best interests of the Company. Your decision and actions in the course of employment or other relationship with the Company should be based on the best interests of the Company and not based on personal relationships or benefits. You must never use or attempt to use your position with the Company to obtain improper personal benefits. Any situation, transaction or relationship that may give rise to an actual or potential conflict of interest must be disclosed to an executive officer of the Company and avoided unless it has been approved in advance by the Company.

Conflicts of interest may include

a. Conducting business on behalf of the Company with family members or an organization with which a family member is associated unless both the personal relationship and the business relationship have been disclosed and authorized in advance by an executive officer of the Company and the transaction is an actual arms-length transaction. Family members include a spouse, parents, children, siblings, and in-laws.

b. Having an undisclosed financial interest in a competitor, supplier, customer or business partner of the Company.

c. Accepting compensation for services performed for the Company from a person or entity other than the Company.

d. Engaging in activities that are not consistent with the Company's best interests or that impair or disrupt the Company's relationship with a person or entity with which the Company currently has or proposes to have a business or contractual relationship.

Corporate Opportunities. Our employees owe a duty to the Company to advance its business interests when an opportunity arises. You may not take, or direct a third party to take, a business opportunity that is discovered through the use of our corporate property or corporate information unless the Company was offered the opportunity and declined to take it. In addition, you may not use our corporate property or corporate information for personal gain, and you may not compete directly or indirectly with the Company. If you are uncertain whether a particular action may violate this policy, discuss it with your manager before taking the action.

Fair Dealing. The Company has built a successful business through honest business competition. The Company does not act illegally or unethically in conducting its business. You should try to deal fairly with the Company's customers, service providers, suppliers, business partners, competitors and, of course, with each other. No employee should take unfair advantage of anyone through misrepresenting or concealing material facts, abusing or releasing confidential or privileged information, or otherwise dealing unfairly with anyone.

No employee should

- pay bribes, kickbacks, or any other form of improper payment, direct or indirect, to any representative of a government, labor union, customer, or supplier to obtain a contract, gain some other commercial benefit, or influence government action;
- accept any bribe, kickback or improper payment from anyone; or
- give or accept gifts or favors to or from any customer or supplier, other than gifts with a value of $50 or less (gifts of cash are never to be given or received).

Each employee should

- incur only those marketing and client entertaining expenses that are necessary, prudent, job-related and are consistent with our policies;
- accurately reflect on invoices the prices and terms of sale or lease for products and services provided;
- ensure that our contracts, advertising, press releases, product literature and videos are clear and accurate; and
- protect all confidential and/or proprietary data provided to us by our customers, partners, suppliers and others in accordance with our agreements with them or as required by law.

Note: Nothing contained in this Code or any other Company agreement or policy is intended to prohibit or restrict you from disclosing confidential information to any government, regulatory or self-regulatory agency, including disclosures under Section 21F of the Securities and Exchange Act of 1934, as amended, and the related rules.

Financial Reports and Other Records – Disclosure

All employees, contractors and consultants are responsible for the accurate and complete reporting of financial information within their respective areas of responsibility and for the timely notification to senior management of financial and non-financial information that may be material to the Company. The Company expects all of its employees, contractors and consultants to take seriously this responsibility to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with government agencies or releases to the general public. Each employee, contractor and consultant, to the extent involved in the Company's disclosure process, including without limitation, the Chief Executive Officer, the Chief Financial Officer, and all other senior employees who perform similar functions in the Company ("Senior Financial Officers") must familiarize themselves with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company, and they must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company or to independent auditors, governmental regulators and self-regulatory organizations.

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail and accurately, fairly and completely reflect the matters to which they relate. Our books, records, accounts and financial statements must conform both to applicable legal requirements and to our system of internal controls. All assets of the Company must be carefully and properly accounted for at all times. Undisclosed or unrecorded payments, assets, funds or accounts for any purpose are strictly prohibited. No false or misleading entries may be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property may be made without adequate supporting documentation and authorization. Misclassification of transactions as to accounts, business units or accounting periods is prohibited. Every employee, contractor and consultant has an obligation to make sure that the information we record in our books and records reflects these standards.

Insider Trading

Under federal and state securities laws, it is illegal to trade in the securities of a company while you possess material non-public information about that company. Because you will have knowledge of specific confidential information that is not disclosed outside the Company that will constitute material non-public information, trading in the Company's securities or in the securities of those companies with which we do business could constitute insider trading and could violate the law. In the same way, giving material non-public information to others who may trade on that information may constitute insider trading and violate the law. Each employee must comply with these laws and not share material non-public information. From time to time, the Company may impose a trading blackout period during which no employee may buy or sell any of our stock.

Compliance with Laws, Rules and Regulations

You must respect and obey all laws when carrying out responsibilities on behalf of the Company and refrain from illegal conduct. In addition, you have an obligation to be knowledgeable about specific laws, rules and regulations that apply to your area of responsibility. If a law conflicts with a policy in this Code, you must comply with the law.

Health, Safety and Environment

The Company attempts to conduct its business in an environmentally responsible manner and expect strict compliance with all applicable health, safety and environmental laws, regulations, and standards in all markets in which we operate. As part of this commitment, employees should act to promote energy efficiency, reduce pollution, and conserve resources.

The Company is committed to providing a safe and healthy workplace. To that end, employees must observe all applicable safety and health rules and promptly report accidents, injuries, and unsafe or unhealthy work conditions.

Substance Abuse

The Company expects employees to consume alcohol responsibly. While alcohol may occasionally be served at Company events, employees are expected to conduct their work free from the influence of drugs or alcohol. Using, possessing, or distributing illegal or unauthorized drugs on Company time or Company premises is strictly prohibited.

Vendors

The Company is committed to ensuring that its vendors operate with the highest degree of integrity and in compliance with all applicable laws and regulations. We expect our vendors to share in our commitment to honest competition, fair dealing and respecting each individual. We will try to ensure that business relationships are formed only with trustworthy and qualified vendors. **You cannot use a third party to do something that you are not allowed to do. This means that a vendor cannot be used as a conduit to violate this Code.**

Compliance & Reporting

Seeking Guidance. If you are unsure about the best course of action to take in a specific situation, you are encouraged to seek guidance from your supervisor, manager or executive officer of the Company.

Reporting Violations. If you know of or suspect a violation of this Code or of applicable laws and regulations (including complaints or concerns about accounting, internal accounting controls or auditing matters), you must report it immediately to an executive officer of the Company. All reports will be kept confidential, to the extent practical, except where disclosure is required to investigate a report or mandated by law. You always should feel comfortable discussing and reporting concerns without fear of reprisal. The Company will fully support and will not tolerate retaliation against anyone who raises concerns in good faith, assists in an investigation relating to potential misconduct, or refuses to violate our Code or the law.

Investigations. If a violation of the Code is reported, the reported violation will be promptly and thoroughly investigated. It is important that a person who is reporting a violation not conduct an investigation on their own. Each employee is expected to cooperate fully with any appropriately authorized investigation into reported violations, whether internal or external. You should never withhold, tamper with or fail to communicate relevant information in connection with an appropriately authorized investigation. In addition, you are expected to maintain and safeguard the confidentiality of an investigation to the extent possible, except as otherwise provided below or by applicable law. Making false statements to or otherwise misleading internal or external auditors, investigators, legal counsel, Company representatives, regulators or other governmental

entities may be grounds for immediate termination of employment or other relationship with AITX and may also be a criminal act that can result in severe penalties.

Sanctions. Violations of this Code may result in disciplinary action, up to and including termination. Moreover, employees or officers who direct or approve of any conduct in violation of this Code, or who have knowledge of such conduct but do not immediately report it may also be subject to disciplinary action, up to and including termination of employment. A director who violates this Code or directs or approves conduct in violation of this Code will be subject to such action as determined by the Board. In addition, violations of some provisions of this Code are illegal and may subject you to civil and criminal liability.

Waivers of this Code. Any amendment or waiver of any provision of this Code must be approved in writing by the Board of Directors or, if appropriate, its delegate(s), and promptly disclosed as required by applicable laws and regulations. Any waiver or modification of this Code for a Senior Financial Officer will be promptly disclosed to shareholders if and as required by applicable law or the rules of any applicable stock exchange.

Amendment of the Code. the Company is continuously reviewing and updating its policies, so it reserves the right to amend this Code at any time for any reason.